Exhibit 3.1

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and

Restated Articles (PURSUANT TO NRS 78.403)

Officer’s Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Quality Industrial Corp. Entity or Nevada Business Identification Number (NVID): NV19981215811

2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.9%

Or ☐ No action by stockholders is required, name change only.

☐ Officer’s Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

☐ The entity name has been amended.                                            ☐ Dissolution

☐ The purpose of the entity has been amended.                              ☐ Merger

☐ The authorized shares have been amended.                                 ☐ Conversion

☐ Other: (specify changes)

* Officer’s Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.	Page 1 of 2
Revised: 9/1/2023

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and

Restated Articles (PURSUANT TO NRS 78.403)

Officer’s Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic orporations only)

Changes to takes the following effect:

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☒ The purpose of the entity has been amended.

☒ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☒ Articles have been added.

☐ Articles have been deleted.

☒ Other.

The articles have been amended as follows: (provide article numbers, if available)

See below.

(attach additional page(s) if necessary)

	X /s/ Carsten Falk_____________________	Chief Executive Officer
6. Signature: Required)	Signature of Officer or Authorized Signer	Title

X _________________________________
	Signature of Officer or Authorized Signer	Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:

(attach additional page(s) if necessary)
The articles of incorporation have been amended and restated in full as set forth in Exhibit A attached hereto.

This form must be accompanied by appropriate fees.	Page 2 of 2
Revised: 9/1/2023

EXHIBIT A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

QUALITY INDUSTRIAL CORP.

Quality Industrial Corp., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

1. The name of this corporation is Quality Industrial Corp. The Articles of Incorporation of this corporation were originally filed with the Secretary of State of Nevada on May 4, 1998 (as subsequently amended and not restated from time to time, the “Articles of Incorporation”). The Articles of Incorporation were amended and restated by the Amended and Restated Articles of Incorporation of this corporation that were filed with the Secretary of State of Nevada on October 5, 2011 (as subsequently amended from time to time, the “Amended and Restated Articles of Incorporation”).

2. Pursuant to Section 78.403 of the Nevada Revised Statutes (“NRS”), these Second Amended and Restated Articles of Incorporation (these “Second Amended and Restated Articles of Incorporation”) amend and restate in their entirety the Amended and Restated Articles of Incorporation.

3. Pursuant to NRS Sections 78.315 and 78.390, the board of directors of this corporation duly adopted a resolution setting forth and declaring advisable these Second Amended and Restated Articles of Incorporation and directed that the proposed amendment and restatement be submitted to the stockholders for approval. Pursuant to NRS Sections 78.320 and 78.390, these Second Amended and Restated Articles of Incorporation were duly adopted and approved by the holder of a majority of the voting power of the outstanding stock of this corporation entitled to vote thereon.

4. The text of the Amended and Restated Articles of Incorporation is hereby amended and restated to read as follows:

ARTICLE I. NAME

The name of the corporation is Quality Industrial Corp. (the “Corporation”).

ARTICLE II. REGISTERED AGENT

The name and address of the Corporation’s registered agent in the State of Nevada is URS Agents, LLC, 4625 West Nevso Drive, Suite 2 & 3, Las Vegas, NV 89103.

ARTICLE III. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada, including without limitation:

(A) To acquire, hold, develop, operate, sell, lease, transfer, exchange, or otherwise dispose of assets, businesses, and property interests in any jurisdiction, whether domestic or foreign, and to engage in cross-border transactions and international business activities of any nature.

(B) To invest in, acquire, merge with, or collaborate with entities organized under the laws of any jurisdiction.

(C) To engage in industrial services, energy distribution, gas engineering and utility operations, green energy, biomass energy, uranium royalties, and any other energy-related or industrial business activities.

(D) To do all things necessary, convenient, or incidental to the accomplishment of any of the foregoing purposes.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of Common Stock authorized to be issued is One Billion (1,000,000,000) shares at a par value of $0.001 per share. The total number of shares of Preferred Stock authorized to be issued is One Million (1,000,000) shares at a par value of $0.001 per share.

(A) Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder’s name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

(B) Provisions Relating to the Preferred Stock. The Board of Directors (the “Board”) is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Nevada to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(5) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) Any other relative or participation rights, preferences and limitations of that series;

(9) If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and rights of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

(C) Existing Series of Preferred Stock. Notwithstanding the filing of these Second Amended and Restated Articles of Incorporation, each series of Preferred Stock previously designated by the Corporation and remaining in effect immediately prior to the effectiveness of these Second Amended and Restated Articles of Incorporation, including the Series B Convertible Preferred Stock, par value $0.001 per share, designated pursuant to the Certificate of Designation for Series B Convertible Preferred Stock filed with the Nevada Secretary of State on September 23, 2024 (the “Existing Certificate of Designation”), shall continue as a series of the Preferred Stock authorized hereunder, and the voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof, of such series shall be as set forth in the Existing Certificate of Designation, which shall remain in full force and effect in accordance with its terms until amended, restated or withdrawn in accordance with the Nevada Revised Statutes.

ARTICLE V. BOARD OF DIRECTORS

(A) Number. The number of directors constituting the entire Board shall be fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(B) Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

(C) Election. The election of directors need not be by written ballot.

(D) General Corporate Authority. In furtherance and not in limitation of the powers conferred by statute, and subject to the Bylaws adopted by the stockholders, the Board is expressly authorized to manage and direct the business and affairs of the Corporation in all respects, including the power and authority to sell, lease or exchange all or any part of the property and assets of the Corporation, including its goodwill and corporate franchises, upon such terms and conditions as the Board deems expedient and in the best interests of the Corporation. The Board may authorize and consummate any sale, lease, or exchange of all or substantially all of the property and assets of the Corporation without the vote, authorization, consent, or approval of any of the stockholders of the Corporation, notwithstanding anything otherwise provided in Section 78.565 or any other section of the Nevada Revised Statutes or other provision of law. The Board is further authorized to establish committees, appoint officers, enter into contracts and agreements of any nature, and take all such other actions as the Board may determine to be necessary or appropriate to carry out the purposes of the Corporation.

ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. LIABILITY

To the fullest extent permitted by Nevada law as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the effect of any right or protection of a director or officer of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE VIII. INDEMNIFICATION

(A) Right to Indemnification. The Corporation shall indemnify, to the fullest extent permitted by Nevada law as it now exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

(B) International Activities. Without limiting the generality of Section (A) of this Article VIII, such indemnification shall extend to actions taken in good faith in connection with the business activities of the Corporation in any jurisdiction, including actions taken in connection with cross-border transactions, international business arrangements, and activities in foreign markets, provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation.

(C) Advancement of Expenses. Expenses incurred by a director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

(D) Insurance. The Corporation may purchase and maintain insurance on behalf of any director, officer, employee, or agent of the Corporation against any liability asserted against such person in such capacity, whether or not the Corporation would have the power to indemnify such person under the provisions of this Article VIII or under Nevada law.

(E) Non-Exclusivity. The indemnification and advancement of expenses provided in this Article VIII shall not be exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise.

ARTICLE IX. FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, or if such court lacks subject matter jurisdiction, any other state court of competent jurisdiction in the State of Nevada, shall be the sole and exclusive forum for:

(i) Any derivative action or proceeding brought on behalf of the Corporation;

(ii) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders;

(iii) Any action asserting a claim arising pursuant to any provision of the Nevada Revised Statutes or these Second Amended and Restated Articles of Incorporation or the Bylaws of the Corporation; or

(iv) Any action asserting a claim governed by the internal affairs doctrine.

This Article IX shall not apply to claims arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

ARTICLE X. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Nevada as the Bylaws may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power, unless a greater proportion is required by law or these Second Amended and Restated Articles of Incorporation, and such written consent is filed with the minutes of the proceedings of the stockholders.

ARTICLE XI. AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Second Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII. ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Second Amended and Restated Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any provision of this Article XII shall apply to or have any effect on any transaction involving acquisition of control by any person occurring prior to such amendment or repeal.

ARTICLE XIII. CORPORATE OPPORTUNITY

The Corporation hereby renounces, to the fullest extent permitted by NRS § 78.070(8), any interest or expectancy in any business opportunity or any class or category of business opportunities that is or may be presented to any stockholder, director or officer of the Corporation or any of their respective affiliates, including without limitation any business opportunity in any industry or sector in which any stockholder, director or officer of the Corporation or any of its affiliates is engaged or may in the future become engaged, and no stockholder, director or officer of the Corporation shall have any obligation to offer any such business opportunity to the Corporation. Notwithstanding the foregoing, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

I, THE UNDERSIGNED, being an authorized officer of Quality Industrial Corp. pursuant to Title 7, Chapter 78 of Nevada Revised Statutes, hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this first day of October, 2026.

QUALITY INDUSTRIAL CORP.

By:	/s/ Carsten Falk
Name:	Carsten Kjems Falk
Title:	Chief Executive Officer and Interim Chief Financial Officer